Exhibit 99.1

600 Komas Drive	NEWS RELEASE
Salt Lake City, UT 84108 USA	For Immediate Release

Evans & Sutherland Reports Third Quarter 2005 Results

SALT LAKE CITY, UTAH, October 20, 2005—Evans & Sutherland Computer Corporation (NASDAQ: ESCC) today reported financial results for the third quarter ended September 30, 2005.

Sales for the third quarter were $21.1 million, up 32.7% from sales of $15.9 million in the third quarter of 2004.  Net loss was $1.4 million, or $0.13 per share, compared to net loss of $4.9 million, or $0.47 per share, in 2004.

Comments from James R. Oyler, President and Chief Executive Officer

“The third quarter of this year continued the quarterly improvement we experienced earlier this year, with higher revenue and a smaller loss compared to the prior quarters of this year and the same quarter of last year.  The growth in orders was especially notable, increasing 98% from the second quarter of the year.”

“We expect new orders to continue to grow in the fourth quarter, and we continue to expect the fourth quarter to be profitable as previously forecasted.”

About Evans & Sutherland

Evans & Sutherland produces professional visual systems to create highly realistic images for simulation, training, engineering, and other applications throughout the world.  E&S visual systems are used in both military and commercial systems, as well as planetariums and interactive theaters.  Visit the E&S Web site at http://www.es.com.

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Statements in this press release which are not historical, including statements regarding E&S’s or management’s intentions, hopes, beliefs, expectations, representations, projections, plans, or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements that we expect new orders to continue to grow in the fourth quarter, and we expect the fourth quarter to be profitable.  It is important to note that E&S’s actual results could differ materially from those in any such forward-looking statements.  Various factors could cause actual results to differ materially, such as the risk factors listed from time to time in E&S’s SEC reports.

E&S is a registered trademark of Evans & Sutherland Computer Corporation.

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Contact:

Kevin Paprzycki

Chief Financial Officer

Evans & Sutherland

600 Komas Drive

Salt Lake City, UT 84108

801-588-1125

kpaprzyc@es.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION

(In thousands, except per share data)

Unaudited

	Three Months Ended		Nine Months Ended
	September 30, 2005	October 1, 2004	September 30, 2005	October 1, 2004

Sales	$21,148	$15,882	$55,433	$50,488
Cost of sales	13,691	10,681	35,499	32,544
Gross profit	7,457	5,201	19,934	17,944

Expenses:
Selling, general and administrative	4,836	5,498	14,501	17,636
Research and development	3,563	4,126	11,835	13,283
Restructuring charges (recoveries)	—	—	1,926	(491)
Operating expenses	8,399	9,624	28,262	30,428

Gain on sale of assets held for sale	—	—	—	3,488
Gain on sale of assets	—	—	—	155
Operating loss	(942)	(4,423)	(8,328)	(8,841)
Other expense, net	(450)	(433)	(856)	(1,257)
Loss before income taxes	(1,392)	(4,856)	(9,184)	(10,098)
Income tax expense (benefit)	12	38	(373)	134
Net loss	$(1,404)	$(4,894)	$(8,811)	$(10,232)

Basic and diluted net loss per share	$(0.13)	$(0.47)	$(0.84)	$(0.98)

Number of shares used in net loss per share calculation	10,525	10,501	10,520	10,494

CONDENSED CONSOLIDATED BALANCE SHEETS INFORMATION

(In thousands)

Unaudited

	September 30, 2005	December 31, 2004
Assets
Cash and restricted cash	$7,226	$13,561
Net receivables, billed and unbilled	17,937	20,718
Inventories	12,169	10,802
Net property, plant and equipment	15,273	20,753
Other assets	10,123	7,937
Total assets	$62,728	$73,771

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable and accrued expenses	$17,321	$17,486
Other liabilities	51,021	52,522
Stockholders’ equity (deficit)	(5,614)	3,763
Total liabilities and stockholders’ equity (deficit)	$62,728	$73,771

BACKLOG
(In thousands)
Unaudited

	September 30, 2005	December 31, 2004

	$68,852	$84,232